EXPLANATORY NOTE

The offering of these Senior Floating Rate Conversion Notes due February 28, 2016 was made with free writing prospectuses containing two different cover pages, each of which is included in this filing.  The only difference between the two cover pages is the inclusion of the issuer’s credit rating on one and the absence thereof on the other.

February 2011 Preliminary Terms No. 687 Registration Statement No. 333-156423 Dated February 16, 2011 Filed pursuant to Rule 433
Senior Floating Rate Conversion Notes due 2016
3-Month USD LIBOR Linked Floating Rate Notes with Issuer Fixed Rate Conversion Right

As further described below, and subject to our coupon conversion right, interest will accrue and be payable on the notes quarterly, in arrears, at a variable rate equal to 3-Month USD LIBOR plus 2.00%.  Beginning February 28, 2012, and quarterly thereafter, we may elect to exercise our coupon conversion right to convert the notes so that, for each interest payment following the conversion date, the notes will pay interest quarterly at a fixed rate of 4.00% per annum instead of paying the floating rate described above.  If we decide to exercise our coupon conversion right, we will give you notice at least 10 business days before the conversion date.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
General provisions
Issuer:	Morgan Stanley
Ratings: *
S&P: A (negative outlook); Fitch: A
We have not applied to have the notes individually rated. A rating agency may independently rate the notes and in that case we expect that Fitch would assign a rating of “A(emr)”, to identify the embedded market risk associated with the determination of the interest payable on the notes, if any.

CUSIP / ISIN:	61745E5K3 / US61745E5K34
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	February , 2011
Original issue date:	February 28, 2011 ( business days after the pricing date)
Maturity date:	February 28, 2016
Interest accrual date:	February 28, 2011
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest.
General interest rate provisions
Interest:	(a) If we have not elected to exercise our coupon conversion right, the floating interest rate (b) If we have elected to exercise our coupon conversion right, the fixed interest rate
Interest payment dates:
Each February 28, May 28, August 28 and November 28, beginning May 28, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest reset dates:	Each February 28, May 28, August 28 and November 28, beginning May 28, 2011; provided that such interest reset dates shall not be adjusted for non-business days.
Day-count convention:	30/360
Floating interest rate provisions
Reference rate:	3-Month USD-LIBOR-BBA. Please see “Additional Provisions—Reference Rate” below.
Floating interest rate:
Reference rate plus 2.00%
For the purpose of determining the level of the reference rate applicable to an interest payment period, the level of the reference rate will be determined two (2) London banking days prior to the related interest reset date at the start of such interest payment period (each an “interest determination date”).

Coupon conversion
On each conversion date, we may elect to convert the notes in whole, and not in part, so that instead of paying the floating interest rate, we will pay the fixed interest rate on each interest payment date following the conversion date.  If we decide to exercise the coupon conversion right, we will give you at least 10 business days notice before the conversion date.  Upon a coupon conversion, the amount of interest payable on the notes will be fixed and will no longer be based on the reference rate.

Conversion date:	Quarterly on each February 28, May 28, August 28 and November 28, beginning February 28, 2012
Fixed interest rate provisions
Fixed interest rate:	4.00% per annum
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc.	Trustee:	The Bank of New York Mellon
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Note	100%	%	%
Total	$	$	$
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of         % for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

* The ratings listed above have been assigned to the issuer and reflect each rating agency's view of the likelihood that we will honor our obligation to pay the principal amount at maturity and the interest, if any, payable under the terms of the notes and do not address whether any interest will be payable on the notes or the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The rating assigned by each rating agency reflects only the view of that rating agency, is not a recommendation to buy, sell or hold the notes and is subject to revision or withdrawal at any time by that rating agency in its sole discretion. Each rating should be evaluated independently of any other rating.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008                  Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Terms continued from the previous page
Miscellaneous provisions
Early Redemption:	Not applicable
Specified currency:	U.S. dollars
Book-entry or certificated note:	Book-entry
Business day:	New York

February 2011 Preliminary Terms No. 687 Registration Statement No. 333-156423 Dated February 16, 2011 Filed pursuant to Rule 433
Senior Floating Rate Conversion Notes due 2016
3-Month USD LIBOR Linked Floating Rate Notes with Issuer Fixed Rate Conversion Right

As further described below, and subject to our coupon conversion right, interest will accrue and be payable on the notes quarterly, in arrears, at a variable rate equal to 3-Month USD LIBOR plus 2.00%.  Beginning February 28, 2012, and quarterly thereafter, we may elect to exercise our coupon conversion right to convert the notes so that, for each interest payment following the conversion date, the notes will pay interest quarterly at a fixed rate of 4.00% per annum instead of paying the floating rate described above.  If we decide to exercise our coupon conversion right, we will give you notice at least 10 business days before the conversion date.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
General provisions
Issuer:	Morgan Stanley
CUSIP / ISIN:	61745E5K3 / US61745E5K34
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	February , 2011
Original issue date:	February 28, 2011 ( business days after the pricing date)
Maturity date:	February 28, 2016
Interest accrual date:	February 28, 2011
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest.
General interest rate provisions
Interest:	(a) If we have not elected to exercise our coupon conversion right, the floating interest rate (b) If we have elected to exercise our coupon conversion right, the fixed interest rate
Interest payment dates:
Each February 28, May 28, August 28 and November 28, beginning May 28, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest reset dates:	Each February 28, May 28, August 28 and November 28, beginning May 28, 2011; provided that such interest reset dates shall not be adjusted for non-business days.
Day-count convention:	30/360
Floating interest rate provisions
Reference rate:	3-Month USD-LIBOR-BBA. Please see “Additional Provisions—Reference Rate” below.
Floating interest rate:
Reference rate plus 2.00%
For the purpose of determining the level of the reference rate applicable to an interest payment period, the level of the reference rate will be determined two (2) London banking days prior to the related interest reset date at the start of such interest payment period (each an “interest determination date”).

Coupon conversion
On each conversion date, we may elect to convert the notes in whole, and not in part, so that instead of paying the floating interest rate, we will pay the fixed interest rate on each interest payment date following the conversion date.  If we decide to exercise the coupon conversion right, we will give you at least 10 business days notice before the conversion date.  Upon a coupon conversion, the amount of interest payable on the notes will be fixed and will no longer be based on the reference rate.

Conversion date:	Quarterly on each February 28, May 28, August 28 and November 28, beginning February 28, 2012
Fixed interest rate provisions
Fixed interest rate:	4.00% per annum
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc.	Trustee:	The Bank of New York Mellon
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Note	100%	%	%
Total	$	$	$

(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of         % for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008                    Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Terms continued from the previous page
Miscellaneous provisions
Early Redemption:	Not applicable
Specified currency:	U.S. dollars
Book-entry or certificated note:	Book-entry
Business day:	New York

Senior Floating Rate Conversion Notes due 2016
3-Month USD LIBOR Linked Floating Rate Notes with Issuer Fixed Rate Conversion Right

The Notes

The notes offered are debt securities of Morgan Stanley.  Subject to our coupon conversion right, interest on the notes will accrue and be payable on the notes quarterly, in arrears, at a rate equal to 3-Month USD LIBOR plus 2.00%.   We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. All payments on the notes are subject to the credit risk of Morgan Stanley.

On each quarterly conversion date beginning on February 28, 2012, we may elect to exercise our coupon conversion right to convert the notes, so that, for each interest payment following the conversion date, the notes will pay interest quarterly at a fixed rate of 4.00% per annum instead of paying the floating interest rate based on the reference rate.

The stated principal amount and issue price of each note is $1,000. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which MS & Co. is willing to purchase the notes, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.”

Additional Provisions

Reference Rate

“LIBOR” as defined in the accompanying prospectus in the section called “Description of Debt Securities—Floating Rate Debt Securities” and “—Base Rates” with an index maturity of 3 months and an index currency of U.S. dollars and as displayed on Reuters Page LIBOR01.

Historical Information

The following graph sets forth the historical percentage levels of the reference rate for the period from January 1, 2001 to February 16, 2011.  The historical levels of the reference rate do not reflect the 2.00% spread that will apply to the interest that accrues on the notes for each interest payment period during the term of the notes and should not be taken as an indication of its future performance.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

February 2011	Page 3

Senior Floating Rate Conversion Notes due 2016
3-Month USD LIBOR Linked Floating Rate Notes with Issuer Fixed Rate Conversion Right

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the reference rate, and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield Risk

▪
The historical performance of the reference rate is not an indication of future performance. The historical performance of the reference rate should not be taken as an indication of future performance during the term of the notes.  Changes in the levels of the reference rate will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

▪
The issuer has the right to convert the notes to a fixed interest rate.  Beginning on February 28, 2012 and quarterly thereafter, we will have the sole right to decide whether to exercise our coupon conversion right and our decision may depend on movements in market interest rates compared to the fixed interest rate that would apply to the notes if we exercised our coupon conversion right and the reference rate. We are more likely to exercise our coupon conversion right and pay the fixed interest rate if the floating interest has been and is likely to be greater than the fixed interest rate for the remainder of the term of the notes. If we elect to exercise our conversion coupon right, you would not receive the potentially higher floating interest rates for the remaining term of the notes and the value of the notes would likely decline as a result.

Issuer Risk

▪
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  The notes are not guaranteed by any other entity.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

Market Risk

▪
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference rate, which is determined only at the end of each quarterly interest payment period, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity.  Depending on the actual or anticipated level of the reference rate, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

February 2011	Page 4

Senior Floating Rate Conversion Notes due 2016
3-Month USD LIBOR Linked Floating Rate Notes with Issuer Fixed Rate Conversion Right

Liquidity Risk

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Conflicts of Interest

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also expect to hedge the issuer’s obligations under the notes.   The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the reference rate specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the reference rate may adversely affect the payout to you on the notes.

February 2011	Page 5

Senior Floating Rate Conversion Notes due 2016
3-Month USD LIBOR Linked Floating Rate Notes with Issuer Fixed Rate Conversion Right

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on February 28, 2011, which will be thescheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of       % for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Tax Considerations

Although it is unclear whether the notes should be treated as “variable rate debt instruments” or “contingent payment debt instruments,” we intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Notes ― Floating Rate Notes.”  It is also possible that the notes would be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally would be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally would be treated as ordinary income.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called  “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

February 2011	Page 6